Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Clark Schaefer Hacket
Strength In Numbers

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement on Form S-8 as filed with the Securities and Exchange Commission in regards to the Cheviot Financial Corp. 2013 Equity Incentive Plan, of our report dated March 12, 2013 on the consolidated statements of financial condition of Cheviot Financial Corp. as of December 31, 2012 and 2011 and the related consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for the years ended December 31, 2012, 2011, and 2010.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
July 23, 2013

one east fourth street, suite 1200
cincinnati, ohio 45202

www.cshco.com
p. 513.241.3111
f.. 513.241.1212

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